EXHIBIT 99.1

GOLD HORSE INTERNATIONAL REVERSE STOCK SPLIT EFFECTIVE AND TRADING ON ADJUSTED BASIS

Hohhot, China, September 9 /PRNewswire-Asia/ -- Gold Horse International, Inc. (OTC Bulletin Board: GHII) ("Gold Horse" or the "Company"), a multifaceted business group that controls and operates a construction company, real estate development business and a hotel in Inner Mongolia, China, today announced that its one-for-forty reverse stock split of the Company's common stock became effective and began trading on a split-adjusted basis on the open of trading on Wednesday, September 8, 2010. No fractional shares will be issued in connection with the reverse stock split; any fractional shares will automatically be rounded up to the nearest whole share.

Upon the effectiveness of the reverse stock split, every forty shares of the Company's issued and outstanding common stock was automatically combined into one issued and outstanding share of common stock without any change in the par value of the shares. Following the completion of the reverse stock split, there are approximately 1,935,000 shares of common stock outstanding. In addition, there will be no mandatory exchange of stock certificates and our transfer agent, Island Stock Transfer, will record the reverse split by means of book entry.

On September 8, 2010, a "D" was appended to the Company's ticker symbol to indicate the completion of the reverse stock split and after a 20 trading-day period following the reverse stock split, the ticker symbol will revert back to "GHII". The Company' new CUSIP number is 38060U 209.

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant and banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. www.goldhorseinternational.com

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein
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as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward- looking statements.

For more information, please contact:

Gold Horse International, Inc.
Mr. Adam Wasserman, CFO
Phone: +1-800-867-0078, Ext. 702
Email: adamw@cfooncall.com